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                                                                    EXHIBIT B-17

                            UNANIMOUS WRITTEN CONSENT
                       IN LIEU OF A SPECIAL MEETING OF THE
                              BOARD OF DIRECTORS OF
                     COLUMBIA ELECTRIC REMAINDER CORPORATION
                     (n/k/a COLUMBIA REMAINDER CORPORATION)
                              DATED APRIL 10, 2001


         The undersigned, being all of the directors of Columbia Electric Remainder Corporation, a Delaware corporation (the "Corporation"), do hereby unanimously consent and agree to the adoption of the following recital and resolution pursuant to Section 141(f) of the Delaware General Corporation Law of the State of Delaware in lieu of holding a special meeting of the directors of the Corporation.


                              AMENDMENT OF BY-LAWS

         WHEREAS, the directors of the Corporation believe it to be in the best interests of the Corporation to amend the By-Laws to set a date for the annual meeting of the stockholders.

         NOW, THEREFORE, BE IT RESOLVED, that Article I, Section A of the By-Laws of the Corporation be, and hereby is amended to read as follows:

         "The annual meeting of the stockholders shall be held on the second Wednesday of April each year, at the hour of 10:00 a.m., for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meetings shall be held on the next succeeding business day."


                                   /s/ Jeffrey W. Grossman
                                   /s/ Michael W. O'Donnell

                                   Being all of the Directors of the Corporation